Exhibit 99.1

BRIGHTVIEW REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2018 RESULTS

Achieved fiscal year revenue of $2.35 billion; the highest in the Company’s history

For full fiscal 2018, Reported a GAAP Net Loss of $15.1 million and Generated Adjusted EBITDA of $300.1 million

For the fourth fiscal quarter, Reported a GAAP Net Loss of $10.9 million, or ($0.11) per share, Adjusted EBITDA of $84.2 million and Adjusted Net Income of $35.8 million, or $0.35 per share

PLYMOUTH MEETING, PA, November 27, 2018 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the fourth quarter and full fiscal year ended September 30, 2018.

Fourth Quarter Fiscal 2018 Highlights

•

Total revenues for the quarter increased 2.6% versus the prior year quarter, totaling $581.8 million, with 3.5% higher Maintenance Services Segment revenues and flat Development Services Segment revenues;

•	Net loss of $10.9 million, or ($0.11) per share, compared to net income of $0.4 million in the prior year quarter;
•	Adjusted EBITDA increased 5.6% to $84.2 million, with a 40 bps Adjusted EBITDA margin improvement to 14.5%;
•	Adjusted Net Income increased 48.2% to $35.8 million, or $0.35 per share;
•	Extended and amended the Company’s long-term Credit Facilities.

Full Year Fiscal 2018 Highlights

•	Total revenues in 2018 increased 5.7% versus the prior year, totaling a record $2,353.6 million, with 7.4% higher Maintenance Services Segment and 1.1% higher Development Services Segment revenues;
•	Net loss of $15.1 million, or ($0.18) per share, compared to net loss of $37.4 million in 2017;
•	Adjusted EBITDA increased 12.6% to $300.1 million, with an 80 bps Adjusted EBITDA margin improvement to 12.8%;
•	Adjusted Net Income increased 54.8% to $90.0 million, or $1.08 per share;
•	Net Cash Provided by Operating Activities increased by $56.2 million to $180.4 million and Adjusted Free Cash Flow increased by $57.2 million to $127.6 million;
•	Completed five acquisitions with an estimated $117.6 million of aggregate annualized revenue, for aggregate consideration of $104.4 million, net of cash.

“I am very pleased with the progress we made last year to support sustainable topline growth, capture efficiencies in our cost structure and generate substantial adjusted free cash flow.  We delivered the highest revenue and profitability in our history, meaningfully reduced our balance sheet leverage, and successfully completed our IPO.  Moving forward now as a public company, we will remain focused on growing our existing customer relationships, continuing our 'strong on strong’ acquisition strategy, and driving further cash flow generation,” said Andrew Masterman, BrightView Chief Executive Officer.  “As we begin our 2019 fiscal year, industry trends remain favorable, our acquisition pipeline is strong, and I am confident that we have the right strategy in place to create significant stockholder value as we continue consolidating our position as the Nation’s Landscaper.”

Unless indicated otherwise, the information in this release has been adjusted to give effect to a 2.33839-for-one reverse stock split of the Company’s common stock effected on June 8, 2018.  Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

Fiscal 2018 Results – Total BrightView

For the fourth quarter fiscal 2018, total revenue increased 2.6% to $581.8 million due to growth in the Maintenance Services Segment and flat Development Services Segment revenue.  Total Adjusted EBITDA grew 5.6% driven by higher revenues, increased profitability in both segments and efficiencies captured in SG&A.

For fiscal 2018, total revenue increased 5.7% to $2,353.6 million supported by growth in both the Maintenance Services Segment and Development Services Segment revenues.  Total Adjusted EBITDA was $300.1 million, up 12.6% versus the prior year, driven by higher revenues, improved profitability in the Maintenance Services Segment and efficiencies captured in SG&A.

Fiscal 2018 Results – Segments

For the fourth quarter fiscal 2018, revenue in the Maintenance Services Segment rose 3.5% to $433.4 million.  Landscape Maintenance Services revenue rose 3.7%, driving the segment’s revenue growth.  Acquisitions added 7.7% but were partially offset by a 4.0% negative revenue contribution from commercial landscaping.  Within this decline, underlying commercial landscaping contributed 1.5% to growth with offsetting impacts of 2.9%, from a difficult comparison with the revenue related to Hurricane Irma clean-up in the fourth quarter of 2017, and 2.6%, from Managed Exits as the Company strategically reduced the number of less profitable accounts established in previous years.

Adjusted EBITDA for the Maintenance Services Segment in the quarter increased 3.5% to $79.6 million, with the Adjusted EBITDA margin remaining flat versus the prior year quarter.

For full year fiscal 2018, revenue for the Maintenance Services Segment increased 7.4% to $1,774.8 million, with Landscape Maintenance Services revenue 4.4% higher and Snow Removal Services revenue, compared with a far-below-average prior year, up 30.8%.  Acquired businesses added 6.6% to the growth of Landscape Maintenance Services revenue, while commercial landscaping reduced growth by 2.2%.  The decline in commercial landscaping revenue was mostly due to the strategic Managed Exits initiative, which reduced revenue by 1.6%.  The balance of the decline was largely due to an early-year loss in the Company’s national accounts portfolio.  The timing of Hurricane Irma in September and October of 2017 caused it to generate similar revenue in consecutive quarters over two different fiscal years.  As a result, the quarterly comparisons versus the prior year created a variance but the full-year comparison was muted.

Adjusted EBITDA for the Maintenance Services Segment in fiscal 2018 increased 12.3% to $289.8 million, with an Adjusted EBITDA margin expansion of 70 basis points to 16.3%.

Revenues for the Development Services Segment were relatively flat at $149.7 million for the fourth quarter fiscal 2018.  New project revenue and project revenue derived from Maintenance Services acquisitions contributed to offset a comparison with the timing of work performed on certain large projects in the prior year period.

Adjusted EBITDA for the Development Services Segment increased 30% to $23.4 million in the quarter, benefitting from the substantial completion of certain large lower margin projects that impacted the prior year quarter.

Revenue in the Development Services Segment increased 1.1% to $583.3 million for fiscal 2018, driven by $7.2 million in project revenue derived from Maintenance Services acquisitions.  Revenue from new projects in fiscal 2018 largely offset the revenue generated by certain large projects in the prior year.

Adjusted EBITDA in the Development Services Segment increased 1.7% to $78.7 million for fiscal 2018.  Segment Adjusted EBITDA Margin was 13.5%, or relatively flat compared to the prior year.

Net cash provided by operating activities for the twelve months ended September 30, 2018 was $180.4 million, compared to $124.2 million for the prior year.  Adjusted Free Cash Flow for the year ended September 30, 2018 was $127.6 million, an increase in cash generation of $57.2 million over the prior year.  The increases are reflective of higher operating cash flows and improvements in working capital management.

For fiscal 2018, capital expenditures were $86.4 million, compared with $60.9 million last year, driven by the purchase of legacy ValleyCrest facilities for $21.6 million in October 2017.  The Company also generated proceeds from the sale of property and equipment of $12.0 million and $7.0 million in 2018 and 2017, respectively.  Net of the legacy asset purchase in 2018 and the proceeds from the sale of property and equipment in each year, capital expenditures represented 2.2% and 2.4% of revenue in 2018 and 2017, respectively.

As of September 30, 2018, the Company’s Net Debt2 was $1.15 billion, a reduction of $478 million compared to $1.63 billion at the prior year end.  Combined with higher Adjusted EBITDA generation for the fiscal year, the change in the Company’s net debt led to a Net Debt to Adjusted EBITDA ratio of 3.8x as of September 30, 2018.

In connection with the Company’s term loan repayments during the fourth quarter of fiscal 2018, the Company incurred non-cash losses on debt extinguishment of $25.1 million in the period.  These non-cash losses, which are included in the “Other (Expense) Income” line of the income statement, arose from the accelerated amortization of deferred financing fees and the original issue discount.

2019 Fiscal Year Outlook

For the full year fiscal 2019, BrightView is providing the following guidance:

•	Total Revenue of between $2,400 million and $2,470 million;
•	Adjusted EBITDA of between $310 million and $318 million;
•	Managed Exits of $15 to $25 million in revenue, declining over the course of the fiscal year;
•	Net Capital Expenditures of approximately 2.5% of revenue.

Although the first quarter of 2019 faces a comparison of $17.5 million in hurricane clean-up revenue in the prior-year first quarter (including $4.0 million from acquired businesses), underlying trends in the industry are expected to remain positive for the 2019 fiscal year, supporting topline growth in the Company’s existing footprint as well as a robust acquisition pipeline for the year.  BrightView plans to continue its strategic approach to pricing, service enhancements, customer retention, new business development and “strong on strong” acquisitions.  Finally, the Company will work to identify additional opportunities to leverage its SG&A and Corporate expenses in order to further expand operating margins.

The Company is not providing a quantitative reconciliation of our financial outlook for Adjusted EBITDA to net income (loss), its corresponding GAAP measure, because the GAAP measure that we exclude from our non-GAAP financial outlook is difficult to reliably predict or estimate without unreasonable effort due to its dependence on future uncertainties, such as items discussed below under the heading “Non-GAAP Financial Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Recent Developments

California Wildfires

As of the date of this release, the devastating wildfires in both Northern and Southern California that began during the month of November 2018, have not caused material damage to either the Company’s office in Calabasas, CA, or its branch offices in the state.  The Company is monitoring the situation but does not currently expect the wildfires to have a material impact on its employees, revenue stream or cost structure moving forward.

Daniel Schleiniger Appointed Vice President of Investor Relations

Daniel Schleiniger joined BrightView at the end of October 2018 as the new Vice President of Investor Relations, reporting to John Feenan, BrightView’s Chief Financial Officer. Dan’s most recent position, prior to joining BrightView, was VP of Corporate Communications and Investor Relations for Arcos Dorados (NYSE: ARCO).  His career includes broad international experience across a number of finance functions including equity research, investor relations, financial planning and analysis as well as treasury and portfolio management. Dan holds a Bachelor of Science degree in chemistry from the University of Delaware and an MBA in Finance from the same institution. He will be based in BrightView’s Plymouth Meeting, PA headquarters.

Revised Fiscal Calendar

The Company revised its fiscal year end from December 31 to September 30 of each year, beginning with September 30, 2017.  The period from January 1, 2017 through September 30, 2017 was recorded as a transition period.  Year-over-year comparisons of annual financial results included in this press release and the attached financial tables compare results for BrightView’s full fiscal year 2018 (October 1, 2017 through September 30, 2018) to the Company’s twelve months ended September 30, 2017 (October 1, 2016 through September 30, 2017).

Conference Call Information

A conference call to discuss the fourth quarter and fiscal 2018 financial results is scheduled for November 28, 2018, at 10 a.m. Eastern Standard Time. The U.S. toll free dial-in for the conference call is (877) 273-7124 and the international dial-in is (647) 689-5396.  The conference passcode is 5667795. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call.

A telephone replay will be available shortly after the broadcast through Dec 16, 2018, by dialing 800-585-8367 from the U.S., and entering conference passcode 5667795. A replay of the audio webcast also will be archived on the Company’s investor website.

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 20,000 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements made under “2019 Fiscal Year Outlook” and related to our expectations regarding the performance of our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and factors, including general economic and financial conditions; competitive industry pressures; the failure to retain certain current customers, renew existing customer contracts and obtain new customer contracts; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; the seasonal nature of our landscape maintenance services; our dependence on weather conditions; increases in prices for raw materials and fuel; product shortages and the loss of key suppliers; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain our executive management and other key personnel; our ability to attract and retain trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; any failure to protect the security of personal information about our customers, employees and third parties; our ability to adequately protect our intellectual property; occurrence of natural disasters, terrorist attacks or other external events; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; restrictions imposed by our debt agreements that limit our flexibility in operating our business; and increases in interest rates increasing the cost of servicing our substantial indebtedness.  Additional factors that could cause BrightView’s results to differ materially from those described in the forward-looking statements can be found under the heading entitled “Risk Factors” in our prospectus dated June 27, 2018, filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) of the Securities Act on June 29, 2018, as such factors may be updated from time to time in our periodic filings with the SEC, including our quarterly report on Form 10-K for the annual period ended September 30, 2018, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income” “Adjusted Earnings per Share” and “Adjusted Free Cash Flow”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share and Adjusted Free Cash Flow assist investors and in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share and Adjusted Free Cash Flow to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Net Income per Share and Adjusted Free Cash Flow are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share and Adjusted Free Cash Flow when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Adjusted Free Cash Flow: We define Adjusted Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment, further adjusted for the acquisition of certain legacy properties associated with our acquired ValleyCrest business.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share and Adjusted Free Cash Flow are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT: MEDIA CONTACT:

Daniel Schleiniger, VP of Investor Relations Fred Jacobs, VP of Communications & Public Affairs

484.567.7148484.567.7244

Daniel.Schleiniger@BrightView.comFred.Jacobs@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2018	September 30, 2017
(in millions)*
Assets
Current assets:
Cash and cash equivalents	$35.2	$12.8
Accounts receivable, net	317.1	330.2
Unbilled revenue	99.9	88.9
Inventories	23.8	25.0
Other current assets	55.2	45.7
Total current assets	531.2	502.5
Property and equipment, net	256.8	245.5
Intangible assets, net	290.5	371.3
Goodwill	1,766.8	1,703.8
Other assets	46.7	35.5
Total assets	2,891.9	2,858.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$93.6	$76.1
Current portion of long-term debt	13.0	14.6
Deferred revenue	72.5	58.2
Current portion of self-insurance reserves	34.5	56.1
Accrued expenses and other current liabilities	117.9	137.1
Total current liabilities	331.5	342.1
Long-term debt, net	1,141.3	1,574.9
Deferred tax liabilities	67.2	125.1
Self-insurance reserves	93.4	66.5
Other liabilities	31.2	53.7
Total liabilities	1,664.6	2,162.4
Stockholders’ equity:
Preferred stock, $0.01 par value; 50 shares authorized; no shares issued or outstanding as of September 30, 2018 and September 30, 2017	—	—
Common stock, $0.01 par value; 500 shares authorized; 104 and 77 shares issued and outstanding as of September 30, 2018 and September 30, 2017, respectively	1.0	0.8
Additional paid-in-capital	1,426.3	894.1
Accumulated deficit	(189.6)	(178.0)
Accumulated other comprehensive loss	(10.4)	(20.6)
Total stockholders’ equity	1,227.3	696.3
Total liabilities and stockholders’ equity	$2,891.9	$2,858.6

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
(in millions)*
Net service revenues	$581.8	$567.0	$2,353.6	$2,225.9
Cost of services provided	416.1	408.8	1,727.5	1,629.7
Gross profit	165.7	158.2	626.1	596.1
Selling, general and administrative expense	124.3	104.5	481.2	435.5
Amortization expense	15.3	31.0	104.9	125.8
Income from operations	26.0	22.7	40.0	34.9
Other (expense) income	(24.8)	0.5	(23.5)	1.8
Interest expense	20.3	24.7	97.8	98.1
Loss before income taxes	(19.0)	(1.6)	(81.3)	(61.5)
Income tax benefit	8.1	2.0	66.2	24.0
Net (loss) income	$(10.9)	$0.4	$(15.1)	$(37.4)
Loss per share:
Basic and Diluted	$(0.11)	$0.01	$(0.18)	$(0.49)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
(in millions)*
Maintenance Services	$433.4	$418.6	$1,774.8	$1,651.8
Development Services	149.7	149.9	583.3	577.2
Eliminations	(1.3)	(1.4)	(4.5)	(3.1)
Net Service Revenues	$581.8	$567.0	$2,353.6	$2,225.9
Maintenance Services	$79.6	$76.8	$289.8	$258.0
Development Services	23.4	18.0	78.7	77.4
Corporate	(18.8)	(15.1)	(68.4)	(68.8)
Adjusted EBITDA	$84.2	$79.7	$300.1	$266.6
Maintenance Services	11.8	6.6	45.5	47.4
Development Services	0.9	1.9	4.9	6.2
Corporate	2.0	1.4	36.0	7.3
Capital Expenditures	$14.7	$9.9	$86.4	$60.9

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended
	September 30, 2018	September 30, 2017
(in millions)*
Cash flows from operating activities:
Net loss	$(15.1)	$(37.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	75.3	77.7
Amortization of intangible assets	104.9	125.8
Amortization of financing costs and original issue discount	10.4	10.1
Loss on debt extinguishment	25.1	—
Deferred taxes	(63.4)	(51.0)
Equity-based compensation	28.8	2.9
Hedge ineffectiveness and realized loss	9.8	15.3
Provision for doubtful accounts	0.9	2.7
Other non-cash activities, net	0.6	(1.1)
Change in operating assets and liabilities:
Accounts receivable	25.2	(25.7)
Unbilled and deferred revenue	2.6	(14.1)
Inventories	1.7	7.0
Other operating assets	(16.6)	(4.1)
Accounts payable and other operating liabilities	(9.9)	16.3
Net cash provided by operating activities	180.4	124.2
Cash flows from investing activities:
Purchase of property and equipment	(86.4)	(60.9)
Proceeds from sale of property and equipment	12.0	7.0
Business acquisitions, net of cash acquired	(104.4)	(53.8)
Other investing activities, net	(0.5)	2.6
Net cash used in investing activities	(179.3)	(105.1)
Cash flows from financing activities:
Repayments of capital lease obligations	(6.3)	(4.7)
Repayments of debt	(1,662.6)	(184.5)
Proceeds from term loan, net of financing costs	1,016.9	—
Proceeds from issuance of common stock, net of share issuance costs	501.3	150.0
Proceeds from receivables financing agreement	115.0	—
Proceeds from revolving credit facility	60.0	—
Repurchase of common stock and distributions	(2.9)	(3.0)
Net cash provided by (used in) financing activities	21.3	(42.1)
Net change in cash and cash equivalents	22.4	(22.9)
Cash and cash equivalents, beginning of period	12.8	35.7
Cash and cash equivalents, end of period	$35.2	$12.8

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in millions)*	2018	2017	2018	2017
Adjusted EBITDA
Net loss	$(10.9)	$0.4	$(15.1)	$(37.4)
Plus:
Interest expense, net	20.3	24.7	97.8	98.1
Income tax benefit	(8.1)	(2.0)	(66.2)	(24.0)
Depreciation expense	18.7	17.0	75.3	77.7
Amortization expense	15.3	31.0	104.9	125.8
Establish public company financial reporting compliance (a)	0.8	—	4.1	2.3
Business transformation and integration costs (b)	4.0	7.9	25.4	18.7
Expenses related to initial public offering (c)	—	—	6.8	—
Debt extinguishment (d)	25.1	—	25.1	—
Equity-based compensation (e)	8.0	0.3	28.8	2.9
Management fees (f)	11.0	0.6	13.1	2.6
Adjusted EBITDA	$84.2	$79.7	$300.1	$266.6
Adjusted Net Income
Net loss	$(10.9)	$0.4	(15.1)	$(37.4)
Plus:
Amortization expense	15.3	31.0	104.9	125.8
Establish public company financial reporting compliance (a)	0.8	—	4.1	2.3
Business transformation and integration costs (b)	4.0	7.9	25.4	18.7
Expenses related to initial public offering (c)	—	—	6.8	—
Debt extinguishment (d)	25.1	—	25.1	—
Equity-based compensation (e)	8.0	0.3	28.8	2.9
Management fees (f)	11.0	0.6	13.1	2.6
Income tax adjustment (g)	(17.5)	(16.0)	(103.1)	(56.7)
Adjusted Net Income	$35.8	$24.2	$90.0	$58.1
Free Cash Flow and Adjusted Free Cash Flow
Cash flows from operating activities	$56.7	$55.3	$180.4	$124.2
Minus:
Capital expenditures	14.7	9.9	86.4	60.9
Plus:
Proceeds from sale of property and equipment	8.0	1.7	12.0	7.0
Free Cash Flow	$50.1	$47.1	$105.9	$70.4
Plus:
ValleyCrest land and building acquisition (h)	—	—	21.6	—
Adjusted Free Cash Flow	$50.1	$47.1	$127.6	$70.4

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)

Represents costs incurred to establish public company financial reporting compliance, including costs to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the new revenue recognition standard (ASC 606 – Revenue from Contracts with Customers), and other miscellaneous costs.

(b)

Business transformation and integration costs consist of (i) severance and related costs; (ii) vehicle fleet rebranding costs; (iii) business integration costs and (iv) information technology infrastructure transformation costs and other.

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in millions)*	2018	2017	2018	2017
Severance and related costs	$2.5	$0.8	$5.7	$6.9
Rebranding of vehicle fleet	0.1	5.6	12.5	6.3
Business integration	1.3	—	1.7	0.6
IT Infrastructure transformation and other	0.1	1.5	5.5	4.9
Business transformation and integration costs	$4.0	$7.9	$25.4	$18.7

(c)	Represents expenses incurred in connection with the IPO.
(d)	Represents losses on the extinguishment of debt.
(e)	Represents equity-based compensation expense recognized for equity incentive plans outstanding, including $19.6 million related to the IPO in the twelve months ended September 30, 2018.
(f)	Represents fees paid pursuant to a monitoring agreement terminated on July 2, 2018 in connection with the completion of the IPO.
(g)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances. The twelve months ended September 30, 2018 amount includes a $43.4 million benefit recognized as a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the U.S. Tax Cuts and Jobs Act.

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in millions)*	2018	2017	2018	2017
Tax impact of pre-tax income adjustments	$16.1	$14.3	$59.6	$55.3
Discrete tax items	1.4	1.7	43.5	1.4
Income tax adjustment	$17.5	$16.0	$103.1	$56.7

(h)	Represents the acquisition of legacy ValleyCrest land and buildings in October 2017.

(*) Amounts may not total due to rounding.